Exhibit 99.1
Dobson Communications Acquires Highland Cellular LLC
OKLAHOMA CITY, Oct. 5, 2006 — American Cellular Corporation, a subsidiary of Dobson Communications Corporation (Nasdaq:DCEL), announced today that it has acquired Highland Cellular LLC, which provides wireless service to southern West Virginia and two adjacent counties in Virginia. The new area is near markets that American Cellular owns and operates in West Virginia, Ohio, Pennsylvania and Kentucky. American Cellular paid $95 million for Highland.
Highland serves approximately 50,000 subscribers, and its market has a population of approximately 352,000, which will nearly double Dobson’s market population in West Virginia. The purchase includes 25 MHz of 850 MHz spectrum over West Virginia 7 RSA, McDowell and Wyoming counties in WV 6 RSA, and Bland and Tazewell counties in Virginia 2 RSA. Beckley and Bluefield are the two largest cities in the region, which also includes The Greenbrier resort in White Sulphur Springs and portions of Interstate 77 and I-64 in southern West Virginia.
Highland has been operating its markets since 1991 under the brand name of Cellular One(r), the brand name owned and used by Dobson Communications. Highland provides GSM, TDMA and analog wireless service on a network that includes 75 cell sites.
Highland also owns PCS spectrum over West Virginia 5 RSA, McDowell, Wyoming, Logan and Mingo counties in WV 6 RSA, most of WV 7 RSA, and six additional, adjacent counties in Virginia.
Dobson Communications is the third largest GSM wireless provider in the United States, primarily serving rural markets in 17 states. Headquartered in Oklahoma City, the Company owns wireless operations in markets covering a population of 12.4 million. The Company serves approximately 1.6 million customers. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net

CONTACT:	Dobson Communications Corporation J. Warren Henry, Vice President, Investor Relations (405) 529-8820

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